UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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☐	Soliciting Material Under § 240.14a-12

VITESSE SEMICONDUCTOR CORPORATION
(Name of Registrant as Specified in its Charter)
_______________________________________________
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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Vitesse Semiconductor Corporation
741 Calle Plano Drive
Camarillo, California 93012

February 8, 2013

_________________________
SUPPLEMENTAL INFORMATION TO PROXY STATEMENT
REGARDING PROPOSAL TWO: APPROVAL OF THE 2013 INCENTIVE PLAN
FOR THE 2013 ANNUAL MEETING OF STOCKHOLDERS
To Be Held on March 7, 2013
_________________________

In Proposal Two in the proxy statement of Vitesse Semiconductor Corporation for the 2013 Annual Meeting of Stockholders to be held on March 7, 2013, we are asking stockholders to approve the Vitesse Semiconductor Corporation 2013 Incentive Plan.
Proposal Two to the proxy statement is supplemented as follows:
Burn Rate Commitment
We commit that, with respect to the number of shares subject to stock awards granted over fiscal years 2013, 2014, and 2015, we will maintain an average annual burn rate over that period that does not exceed 10.55%. In calculating our compliance with this maximum burn rate commitment, we define “burn rate” as the number of shares subject to stock awards granted in a fiscal year divided by the weighted average number of shares of our common stock outstanding (basic) during that same fiscal year. For purposes of calculating the number of awards granted in each of the next three fiscal years, awards of stock options and stock appreciation rights will count as one share, and awards of restricted stock, restricted stock units and other full value awards will count as two shares.
Your vote is important.
OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
A VOTE “FOR” APPROVAL OF THE 2013 INCENTIVE PLAN.